 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 27, 2006

JAMES RIVER COAL COMPANY
(Exact Name of Registrant as Specified in Charter)

Virginia	000-51129	54-1602012
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

901 E. Byrd Street, Suite 1600, Richmond, Virginia	23219
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(804) 780-3000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 27, 2006, James River Coal Company (the “Company”) entered into Amendment No. 4 (the “Amendment”) to the Credit Agreement dated as of May 31, 2005 among the Company, as borrower, the Lenders party thereto, PNC Bank, National Association, as Administrative Agent, and Morgan Stanley Senior Funding, Inc., as Syndication Agent (the “Credit Agreement”). The material terms of the Amendment are described below. The Amendment:

•	consents to the consummation by the Company of the dispositon of its operating subsidiary, Bell County Coal Corporation (the “Bell County Disposition”);
•	eliminates the fixed charge coverage ratio covenant;
•	increases the maximum leverage ratio to specified amounts from 4.00 to 1.00 for the period ended December 31, 2006 to 2.50 to 1.00 for the periods ended March 31, 2009 and thereafter;
•
revises the minimum consolidated EBITDA to specified amounts from $40 million for the four fiscal quarter period ended March 31, 2007 to $70 million for the four fiscal quarter periods ended June 20, 2008 and each fiscal quarter thereafter;

•	decreases the maximum capital expenditures the Company may make in 2006 to $65 million, in 2007 to $52.1 million, in 2008 to $55 million, and in 2009 and thereafter to $65 million;
•	requires that the Company’s Liquidity (as defined in the Credit Agreement) be at least $20,000,000 on February 28, 2007;
•	reduces the Total Credit-Linked Deposits (as defined in the Credit Agreement) by $10,000,000, which limits total letter of credit exposure to $65 million;
•
increases the Loan ABR Spread to 3.50% and the Loan Eurodollar Spread to 4.75% upon effectiveness of the Amendment, provided that if the Company consummates the Bell County Disposition by February 15, 2007, then each such percentage shall be decreased by 0.50%; and

•
increases the fixed portion of the participation fee on Synthetic Letters of Credit from 3.50% to 4.75% upon effectiveness of the Amendment, provided that such percentage shall be decreased by 0.50% upon the consummation of the Bell County Disposition.

Upon effectiveness of the Amendment, approximately $7.5 million was available for borrowing under the Revolver facility, and approximately $63.6 million of letters of credit were issued under the Credit Facility. The Company expects to be in compliance with the revised maximum leverage and minimum consolidated EBITDA ratios based on current projections. However, compliance with the minimum Liquidity requirement as of February 28, 2007 is substantially dependent upon the Company’s sale of assets or securing new financing. There can be no assurance, however, that the Company will be successful in these activities.

FORWARD-LOOKING STATEMENTS: Certain statements in this Form 8-K, and other written or oral statements made by or on behalf of us are "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: changes in the demand for coal by electric utility customers; the loss of one or more of our largest customers; inability to secure new coal supply agreements or to extend existing coal supply agreements at market prices; failure to exploit additional coal reserves, including reserves contiguous to those currently held by our Midwest operations; increased capital expenditures; encountering difficult mining conditions; increased compliance costs; bottlenecks or other difficulties in transporting coal to our customers; delays in the development of new mining projects; increased costs of raw materials; lack of availability of financing sources; the effects of litigation, regulation and competition; and the other risks detailed in our reports filed with the Securities and Exchange Commission (SEC). Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAMES RIVER COAL COMPANY
(Registrant)
By:/s/ Samuel M. Hopkins II
Samuel M. Hopkins II
Vice President and Chief Accounting Officer

Date: January 4, 2007